Exhibit 99.1

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2015

ANDOVER, MA -- (Marketwired - October 27, 2015) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2015. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2015 decreased to $48,664,000, compared to $58,402,000 for the corresponding period a year ago, and decreased from $56,119,000 for the second quarter of 2015. Third quarter bookings decreased to $50,368,000 from $65,559,000 for the corresponding period a year ago, but increased from $48,096,000 for the second quarter of 2015.

Gross margin decreased to $21,286,000 for the third quarter of 2015, compared to $25,550,000 for the corresponding period a year ago, and decreased from $26,510,000 for the second quarter of 2015. Gross margin, as a percentage of revenue, at 43.7% for the third quarter of 2015, remained the same as for the third quarter of 2014, but decreased from 47.2% for the second quarter of 2015.

Net income for the third quarter was $2,503,000, or $0.06 per diluted share, compared to a net loss of ($3,674,000), or ($0.10) per share, for the corresponding period a year ago and net income of $805,000, or $0.02 per diluted share, for the second quarter of 2015. Included in net income for the third quarter of 2015 was a gain from equity method investment of $5,000,000, representing cash consideration received for the Company's investment in Great Wall Semiconductor Corporation ("GWS"), following the acquisition of GWS by Intersil Corporation in September 2015.

Revenues for the nine months ended September 30, 2015, increased by 2.3% to $168,800,000 from $164,996,000 for the corresponding period a year ago. Net income for the nine month period was $6,679,000, or $0.17 per diluted share, compared to a net loss of ($13,887,000), or ($0.36) per share, for the corresponding period a year ago.

Cash provided by operating activities totaled $5,673,000 for the third quarter of 2015 compared to $3,672,000 for the corresponding period a year ago. Cash and cash equivalents increased by $3,423,000 to approximately $68,571,000 at the end of the third quarter of 2015 from $65,148,000 at the end of the second quarter of 2015.

Total backlog at the end of the third quarter of 2015 was $43,344,000, compared to $41,616,000 at the end of the second quarter, and $54,249,000 at the end of 2014.

Dr. Patrizio Vinciarelli, Chief Executive Officer, commented, "Vicor's third quarter operating performance reflected generally soft demand and delayed shipments of datacenter solutions due to customer migration to Intel's next generation VR13 processor, now due to ramp in Q3 2016. While revenues from our 48 Volt solutions to VR13 applications have been delayed, this has enabled us to expand our VR13 customer base in datacenters, networking and high end computing applications. We are also making progress toward substantial design wins in other major markets, including automotive. Our roll-out of new SiP (System in Package) and ChiP (Converter housed in Package™) modules for motherboard applications, complemented by new ChiP and VIA (Vicor Integrated Adapter™) front-end systems, is expected to continue at an accelerating pace into 2016 and should set the stage for significant revenue growth."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 27, 2015 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 74491284. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 11, 2015. The replay dial-in number is 888-286-8010 and the Passcode is 11574949. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2014, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED       NINE MONTHS ENDED
                                      (Unaudited)           (Unaudited)

                                 --------------------  --------------------
                                  SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                    2015       2014       2015       2014
                                 ---------  ---------  ---------- ---------

Net revenues                     $  48,664  $  58,402  $  168,800 $ 164,996
Cost of revenues                    27,378     32,852      92,113    93,992
                                 ---------  ---------  ---------- ---------
  Gross margin                      21,286     25,550      76,687    71,004

Operating expenses:
  Sales & administration            13,383     17,354      43,331    52,367
  Research & development            10,121     10,345      31,171    31,239
  Severance & other charges              0      1,983           0     1,983
                                 ---------  ---------  ---------- ---------
    Total operating expenses        23,504     29,682      74,502    85,589
                                 ---------  ---------  ---------- ---------

Income (loss) from operations       (2,218)    (4,132)      2,185   (14,585)

Other income (expense), net              1        (64)         11        48
                                 ---------  ---------  ---------- ---------

Income (loss) before income
 taxes                              (2,217)    (4,196)      2,196   (14,537)

Less: Provision (benefit) for
 income taxes                          174       (527)        374      (510)

Gain from equity method
 investment, net of tax              5,000          0       5,000         0
                                 ---------  ---------  ---------- ---------

Consolidated net income (loss)       2,609     (3,669)      6,822   (14,027)

Less: Net income (loss)
 attributable to noncontrolling
 interest                              106          5         143      (140)
                                 ---------  ---------  ---------- ---------

Net income (loss) attributable
 to Vicor Corporation            $   2,503  $  (3,674) $    6,679 $ (13,887)
                                 =========  =========  ========== =========

Net income (loss) per share
 attributable to Vicor
 Corporation:
  Basic                          $    0.06  $   (0.10) $     0.17 $   (0.36)
  Diluted                        $    0.06  $   (0.10) $     0.17 $   (0.36)

Shares outstanding:
  Basic                             38,786     38,552      38,742    38,545
  Diluted                           39,086     38,552      39,176    38,545

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                   SEPT 30,       DEC 31,
                                                     2015          2014
                                                  (Unaudited)   (Unaudited)
                                                 ------------  ------------
Assets

Current assets:
    Cash and cash equivalents                    $     68,571  $     55,187
    Short-term investments                                  -           270
    Accounts receivable, net                           24,614        28,431
    Inventories, net                                   26,259        26,328
    Deferred tax assets                                   106           107
    Other current assets                                2,929         3,155
                                                 ------------  ------------
      Total current assets                            122,479       113,478

Long-term investments                                   2,970         3,002
Property, plant and equipment, net                     36,108        37,387
Other assets                                            1,718         1,675
                                                 ------------  ------------

                                                 $    163,275  $    155,542
                                                 ============  ============

Liabilities and Equity

Current liabilities:
    Accounts payable                             $      8,803  $      7,932
    Accrued compensation and benefits                   8,628         8,663
    Accrued expenses                                    2,341         3,178
    Accrued severance charges                             334         1,904
    Income taxes payable                                    7            41
    Deferred revenue                                    1,899         1,439
                                                 ------------  ------------
      Total current liabilities                        22,012        23,157

Long-term deferred revenue                                503           637
Long-term income taxes payable                            875           867
Deferred income taxes                                     329           329

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                     174,585       172,412
    Retained earnings                                 101,437        94,758
    Accumulated other comprehensive loss                 (461)         (471)
    Treasury stock                                   (138,927)     (138,927)
                                                 ------------  ------------
      Total Vicor Corporation stockholders'
       equity                                         136,634       127,772
  Noncontrolling interest                               2,922         2,780
                                                 ------------  ------------
    Total equity                                      139,556       130,552
                                                 ------------  ------------

                                                 $    163,275  $    155,542
                                                 ============  ============

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com